Exhibit i

CONSENT OF K&L GATES LLP

As counsel for PowerShares Actively Managed Exchange-Traded Fund Trust (the “Registrant”), we consent to the incorporation by reference of our opinion for each of the Registrant’s series to Post-Effective Amendment No. 230 to the Registrant’s registration statement on Form N-1A, Securities Act File No. 333-147622, filed on February 26, 2016. We also hereby consent to the reference to our firm under the headings “Fund Service Providers” in the Prospectuses and “Miscellaneous Information—Counsel” in the Statements of Additional Information comprising a part of Post-Effective Amendment No. 230 to the Registrant’s registration statement on Form N-1A. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ K&L Gates LLP
Chicago, Illinois
February 26, 2016